Exhibit 10.2

Execution Version

Mizuho Markets Americas LLC

c/o Mizuho Securities USA LLC, as agent

1271 Avenue of the Americas

New York, NY 10020

March 16, 2021

To:	IMAX Corporation
2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
	Attention:	Natasha Fernandes, Vice-President, Finance
& Corporate Treasurer
	Telephone No.:	(905) 403-6457
	Email:	NFernandes@imax.com; KWeissman@imax.com

Re:	Base Call Option Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between Mizuho Markets Americas LLC (“MMA”) (with Mizuho Securities USA LLC (“MSUSA”) acting as agent) (“Dealer”) and IMAX Corporation (“Counterparty”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. Each party further agrees that this Confirmation together with the Agreement evidence a complete binding agreement between Counterparty and Dealer as to the subject matter and terms of the Transaction to which this Confirmation relates, and shall supersede all prior or contemporaneous written or oral communications with respect thereto. MMA is acting as principal in its capacity as Dealer hereunder and MSUSA, its affiliate, is acting as agent for MMA, in its capacity as Dealer hereunder, and Counterparty hereunder. This Confirmation is a confirmation for purposes of Rule 10b-10 promulgated under the Exchange Act (as defined below). MMA is not a member of the Securities Investor Protection Corporation.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein are based on terms that are defined in the Offering Memorandum, dated March 16, 2021 (the “Offering Memorandum”), relating to the 0.50% Convertible Senior Notes due 2026 (as originally issued by Counterparty, the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty in an aggregate initial principal amount of USD 200,000,000 (as increased by up to an aggregate principal amount of USD 30,000,000 if and to the extent that the Initial Purchasers (as defined herein) exercise their option to purchase additional Convertible Notes pursuant to the Purchase Agreement (as defined herein)), pursuant to an Indenture to be dated March 19, 2021 between Counterparty and U.S. Bank, National Association, as trustee (the “Indenture”). In the event of any inconsistency between the terms defined in the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Offering Memorandum. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the draft of the Indenture last reviewed by Dealer as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties. Subject to the foregoing, references to the Indenture herein are references to the Indenture as in effect on the date of its execution, and if the Indenture is amended or supplemented following such date (other than any amendment or supplement (x) pursuant to Section 8.01(I) of the Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of Convertible Notes in the Offering Memorandum or (y) pursuant to Section 5.09 of the Indenture, subject, in the case of this clause (y), to the second paragraph under “Method of Adjustment” in Section 3), any such amendment or supplement will be disregarded for purposes of this Confirmation (other than as provided in Section 10(i)(iv) below) unless the parties agree otherwise in writing. For the purposes of the Equity Definitions, the Transaction shall be deemed to be a Share Option Transaction.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form on the Trade Date but without any Schedule except for:

(a)	the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine) and the election of USD as the Termination Currency;

(b)

(i) the election of an executed guarantee of Mizuho Bank, Ltd. (“Guarantor”) dated as of the Trade Date in substantially the form attached hereto as Schedule 1 as a Credit Support Document, and (ii) the election of Guarantor as Credit Support Provider in relation to Dealer; and

(c)

(i) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Dealer with a “Threshold Amount” of three percent of Dealer’s ultimate parent’s shareholders’ equity as of the Trade Date; provided that “Specified Indebtedness” shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business, (ii) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi) and (iii) the following language shall be added to the end thereof “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”

In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	March 16, 2021

Effective Date:	The Trade Date, subject to Section 10(w) below

Option Style:	“Modified American”, as described under “Procedures for Exercise” below

Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Shares:	The common shares of Counterparty, no par value (Exchange symbol: “IMAX”).

Number of Options:	200,000. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Applicable Percentage:	25%

Option Entitlement:	A number equal to the product of the Applicable Percentage and 34.7766.

Strike Price:	USD 28.7550

Cap Price:	USD 37.2750

Premium:	USD 4,145,000

Premium Payment Date:	March 19, 2021

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Excluded Provisions:	Section 5.06 and Section 5.07 of the Indenture.

Procedures for Exercise.

Conversion Date:	With respect to any conversion of a Convertible Note (other than any conversion of Convertible Notes with a Conversion Date occurring prior to the Free Convertibility Date (any such conversion, an “Early Conversion”), to which the provisions of 10(i)(i) of this Confirmation shall apply), the date on which the Holder (as such term is defined in the Indenture) of such Convertible Note satisfies all of the requirements for conversion thereof as set forth in Section 5.02 of the Indenture; provided that if Counterparty has not delivered to Dealer a related Notice of Exercise, then in no event shall a Conversion Date be deemed to occur hereunder (and no Option shall be exercised or deemed to be exercised hereunder) with respect to any surrender of a Convertible Note for conversion in respect of which Counterparty has elected to designate a financial institution for exchange in lieu of conversion of such Convertible Note pursuant to Section 5.08 of the Indenture.

Free Convertibility Date:	January 1, 2026

Expiration Time:	The Valuation Time

Expiration Date:	April 1, 2026, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under “Automatic Exercise” below.

Automatic Exercise:	Notwithstanding Section 3.4 of the Equity Definitions, on each Conversion Date occurring on or after the Free Convertibility Date in respect of which a Notice of Conversion that is effective as to Counterparty has been delivered by the relevant converting Holder, a number of Options equal to the number of Convertible Notes in denominations of USD 1,000 as to which such Conversion Date has occurred shall be deemed to be automatically exercised; provided that such Options shall be exercised or deemed exercised only if Counterparty has provided a Notice of Exercise to Dealer in accordance with “Notice of Exercise” below.

Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions or under “Automatic Exercise” above, in order to exercise any Options relating to Convertible Notes with a Conversion Date occurring on or after the Free Convertibility Date, Counterparty must notify Dealer in writing (which, for the avoidance of doubt, may be by email) before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the Expiration Date specifying the number of such Options; provided that if the Relevant Settlement Method for such Options is (x) Net Share Settlement and the Specified Cash Amount (as defined below) is not USD 1,000, (y) Cash Settlement or (z) Combination Settlement, Counterparty shall provide Dealer a separate notice (the “Notice of Final Settlement Method”) (which, for the avoidance of doubt, may be by email) in respect of all such Convertible Notes before 5:00 p.m. (New York City time) on the Free Convertibility Date specifying (1) the Relevant Settlement Method for such Options, and (2) if the settlement method for the related Convertible Notes is not Settlement in Cash (as defined below), the fixed amount of cash per Convertible Note that Counterparty has elected to deliver to Holders (as such term is defined in the Indenture) of the related Convertible Notes (the “Specified Cash Amount”) and if Counterparty fails to timely provide such Notice of Final Settlement Method, it shall be deemed to have provided a Notice of Final Settlement Method indicating that the Relevant Settlement Method is Net Share Settlement and that the settlement method for the related Convertible Notes is a combination of cash and shares with a Specified Cash Amount of USD 1,000. Counterparty acknowledges its responsibilities under applicable Canadian and United States securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Convertible Notes that is not Net Share Settlement with a Specified Cash Amount of USD1,000 that applies pursuant to Section 5.03(A) of the Indenture.

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its commercially reasonable discretion.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means, in respect of a Share, (i) a failure by the primary United States national or regional securities exchange or market on which the Shares are then listed, or if the Shares are not then listed on a United States national or regional securities exchange, the principal other market on which the Shares are then traded, to open for trading during its regular trading session or (ii) the occurrence or existence, for more than one half-hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options contracts or futures contracts relating to the Shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on any Scheduled Valid Day.”

Settlement Terms.

Settlement Method:	For any Option, Net Share Settlement; provided that if the Relevant Settlement Method set forth below for such Option is not Net Share Settlement, then the Settlement Method for such Option shall be such Relevant Settlement Method, but only if Counterparty shall have notified Dealer of the Relevant Settlement Method in the Notice of Final Settlement Method for such Option.

Relevant Settlement Method:	Relevant Settlement Method: In respect of any Option:

(i) if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note in a combination of cash and Shares pursuant to Section 5.03(B)(i)(2) of the Indenture with a Specified Cash Amount equal to USD 1,000, then, in each case, the Relevant Settlement Method for such Option shall be Net Share Settlement;

(ii) if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note in a combination of cash and Shares pursuant to Section 5.03(B)(i)(2) of the Indenture with a Specified Cash Amount greater than USD 1,000, then the Relevant Settlement Method for such Option shall be Combination Settlement; and

(iii) if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note entirely in cash pursuant to Section 5.03(B)(i)(1) of the Indenture (such settlement method, “Settlement in Cash”), then the Relevant Settlement Method for such Option shall be Cash Settlement.

Net Share Settlement:	If Net Share Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option, a number of Shares (the “Net Share Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for each such Option, of (i) (a) the Daily Option Value for such Valid

Day, divided by (b) the Relevant Price on such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Net Share Settlement Amount for any Option exceed a number of Shares equal to the Applicable Limit for such Option divided by the Applicable Limit Price on the Settlement Date for such Option.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Net Share Settlement Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Combination Settlement:	If Combination Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will pay or deliver, as the case may be, to Counterparty, on the relevant Settlement Date for each such Option:

(i) cash (the “Combination Settlement Cash Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (A) an amount (the “Daily Combination Settlement Cash Amount”) equal to the lesser of (1) the product of (x) the Applicable Percentage and (y) the Specified Cash Amount minus USD 1,000 and (2) the Daily Option Value, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Cash Amount for such Valid Day shall be deemed to be zero; and

(ii)  Shares (the “Combination Settlement Share Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of a number of Shares for such Valid Day (the “Daily Combination Settlement Share Amount”) equal to (A) (1) the Daily Option Value on such Valid Day minus the Daily Combination Settlement Cash Amount for such Valid Day, divided by (2) the Relevant Price on such Valid Day, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in sub-clause (A)(1) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Share Amount for such Valid Day shall be deemed to be zero; provided that in no event shall the sum of (x) the Combination Settlement Cash Amount for any Option and (y) the Combination Settlement Share Amount for such Option multiplied by the Applicable Limit Price on the Settlement Date for such Option, exceed the Applicable Limit for such Option.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Combination Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Cash Settlement:	If Cash Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Option, an amount of cash (the “Cash Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Cash Settlement Amount exceed the Applicable Limit for such Option.

Daily Option Value:	For any Valid Day, an amount equal to (i) the Option Entitlement on such Valid Day, multiplied by (ii) (A) the lesser of the Relevant Price on such Valid Day and the Cap Price, less (B) the Strike Price on such Valid Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Valid Day shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Applicable Limit:	For any Option, an amount of cash equal to the Applicable Percentage multiplied by the excess of (i) the aggregate of (A) the amount of cash, if any, paid to the Holder of the related Convertible Note upon conversion of such Convertible Note and (B) the number of Shares, if any, delivered to the Holder of the related Convertible Note upon conversion of such Convertible Note multiplied by the Applicable Limit Price on the Settlement Date for such Option, over (ii) USD 1,000.

Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page IMAX <equity> (or any successor thereto).

Valid Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the principal United States national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a United States national or regional securities exchange, on the principal other market on which the Shares are then traded. If the Shares are not so listed or traded, “Valid Day” means a Business Day.

Scheduled Valid Day:	A day that is scheduled to be a Valid Day on the principal United States national or regional securities exchange on which the Shares are listed or, if the Shares are not then listed on a United States national or regional securities exchange, on the principal other market on which the Shares are then traded. If the Shares are not so listed or traded, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price of the Shares as displayed under the heading “Bloomberg VWAP” on Bloomberg page IMAX <equity> AQR (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading to the scheduled close of trading of the primary trading session on such Valid Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Valid Day, as determined by the Calculation Agent in a commercially reasonable manner using, if practicable, a volume-weighted average method). The Relevant Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

Settlement Averaging Period:	For any Option, the 40 consecutive Valid Days commencing on, and including, the 41st Scheduled Valid Day immediately prior to the Expiration Date.

Settlement Date:	For any Option, the second Business Day immediately following the final Valid Day of the Settlement Averaging Period for such Option.

Settlement Currency:	USD

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Settled”. “Share Settled” in relation to any Option means that Net Share Settlement or Combination Settlement is applicable to that Option.

Representation and Agreement:	Notwithstanding anything to the contrary in the Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable Canadian and United States securities laws, (ii) Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System and (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)) and subject to restrictions on transfer by the Counterparty or any subsequent transferee under applicable Canadian and United States securities laws.

3. Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions (which Section shall not apply for purposes of the Transaction, except as provided in Section 10(y) below), a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in any Dilution Adjustment Provision, that would result in an adjustment under the Indenture to the “Conversion Rate” or the composition of a “Reference Property Unit” or to any “Last Reported Sale Price”, “Daily VWAP,” “Daily Conversion Value,” “Daily Share Amount” or “Daily Cash Amount” (each as defined in the Indenture). For the avoidance of doubt, Dealer shall not have any delivery or payment obligation hereunder, and no adjustment shall be made to the terms of the Transaction, on account of (x) any distribution of cash, property or securities by Counterparty to holders of the Convertible Notes (upon conversion or otherwise) or (y) any other transaction in which holders of the Convertible Notes are entitled to participate, in each case, in lieu of an adjustment under the Indenture of the type referred to in the immediately preceding sentence (including, without limitation, pursuant to the proviso to the first sentence of Section 5.05(A)(iii)(1) of the Indenture or the proviso to the first sentence of Section 5.05(A)(iv) of the Indenture).

Method of Adjustment:	Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions (which Section shall not apply for purposes of the Transaction, except as provided in Section 10(y) below), upon any Potential Adjustment Event, the Calculation Agent shall make a commercially reasonable adjustment to any one or more of the Strike Price, the Option Entitlement, the Relevant Price and/or other applicable price with respect to the Shares and the composition of the “Shares” hereunder, in each case, corresponding to the applicable adjustment required to be made pursuant to the Indenture.

Notwithstanding the foregoing and “Consequences of Merger Events / Tender Offers” below:

(i) if the Calculation Agent in good faith disagrees with any adjustment to the Convertible Notes that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to Section 5.05(H) of the Indenture, Section 5.09 of the Indenture or any supplemental indenture entered into thereunder or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets), then in each such case, the Calculation Agent will determine in good faith and in a commercially reasonable manner the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner; provided that, notwithstanding the foregoing, if any Potential Adjustment Event occurs during the Settlement Averaging Period but no adjustment was made to any Convertible Note under the Indenture because the relevant Holder (as such term is defined in the Indenture) was deemed to be a record owner of the underlying Shares on the related Conversion

Date, then the Calculation Agent shall make a commercially reasonable adjustment, as determined by it, to the terms hereof in order to account for such Potential Adjustment Event;

(ii)  in connection with any Potential Adjustment Event as a result of an event or condition set forth in Section 5.05(A)(ii) of the Indenture or Section 5.05(A)(iii) of the Indenture where, in either case, the period for determining “Y” (as such term is used in Section 5.05(A)(ii) of the Indenture) or “SP” (as such term is used in Section 5.05(A)(iii) of the Indenture), as the case may be, begins before Counterparty has publicly announced the event or condition giving rise to such Potential Adjustment Event, then the Calculation Agent shall, in good faith and in a commercially reasonable manner, have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the commercially reasonable costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities, with such adjustments made assuming that Dealer maintains commercially reasonable hedge positions, as a result of such event or condition not having been publicly announced prior to the beginning of such period; and

(iii)  if any Potential Adjustment Event is declared and (a) the event or condition giving rise to such Potential Adjustment Event is subsequently amended, modified, cancelled or abandoned, (b) the “Conversion Rate” (as defined in the Indenture) is otherwise not adjusted at the time or in the manner contemplated by the relevant Dilution Adjustment Provision based on such declaration or (c) the “Conversion Rate” (as defined in the Indenture) is adjusted as a result of such Potential Adjustment Event and subsequently re-adjusted (each of clauses (a), (b) and (c), a “Potential Adjustment Event Change”) then, in each case, the Calculation Agent shall, in good faith and in a commercially reasonable manner, have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the costs (including, but not limited to, for hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities, with such adjustments made assuming that Dealer maintains commercially reasonable hedge positions, as a result of such Potential Adjustment Event Change.

Dilution Adjustment Provisions:	Sections 5.05(A)(i), (ii), (iii), (iv) and (v) and Section 5.05(H) of the Indenture.

Extraordinary Events applicable to the Transaction:

Merger Events:	Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Common Share Change Event” in Section 5.09(A) of the Indenture.

Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section 5.05(A)(v) of the Indenture.

Consequences of Merger Events /
Tender Offers:	Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions (which Section shall not apply for purposes of the Transaction except as provided in Section 10(y) below), upon the occurrence of a Merger Event or a Tender Offer, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares (in the case of a Merger Event), Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction, subject to the second paragraph under “Method of Adjustment”; provided, however, that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to any Excluded Provision; provided further that if, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof, the District of Columbia or, so long as the representation of Counterparty or any successor in Section 8(n) remains true and correct, Canada or any province thereof or (ii) the Counterparty to the Transaction following such Merger Event or Tender Offer will not be a corporation organized under the laws of the United States, any State thereof, the District of Columbia or, so long as the representation of Counterparty or any successor in Section 8(n) remains true and correct, Canada or any province thereof, then, in either case, Cancellation and Payment (Calculation Agent Determination) may apply at Dealer’s reasonable election; provided further that, for the avoidance of doubt, adjustments shall be made pursuant to the provisions set forth above regardless of whether any Merger Event or Tender Offer gives rise to an Early Conversion.

Consequences of Announcement Events:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, (w) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”, (x) the word “shall” in the second line shall be replaced with “may (and, if it would be commercially reasonable to do so, shall)”, (y) the phrase “exercise, settlement, payment or any other terms of the Transaction (including, without limitation, the spread)” shall be replaced with the phrase “Cap Price (provided that in no event shall the Cap Price be less than the Strike Price)” and the words “whether within a commercially reasonable (as determined by the Calculation Agent) period of time prior to or after the Announcement Event” shall be inserted prior to the word “which” in the seventh line, and (z) for the avoidance of doubt, the Calculation Agent shall determine, in good faith and in a commercially reasonable manner, whether the relevant Announcement Event has had a material economic effect on the Transaction (and, if so, shall adjust the Cap Price accordingly to account for such economic effect in a commercially reasonable manner) on one or more occasions on or after the date of the Announcement Event up to, and including, the Expiration Date, any Early Termination Date and/or any other date of cancellation, it being understood that any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event and shall not be duplicative with any other adjustment or cancellation valuation made pursuant to this Confirmation, the Equity Definitions or the Agreement; provided that in no event shall the Cap Price be adjusted to be less than the Strike Price (subject in all cases to clause (ii) of Section 12.3(d) of the Equity Definitions). In making any adjustment the Calculation Agent shall take into account stock price, volatility, expected dividends, stock loan rate, liquidity relevant to the Shares or to the Transaction, and other commercially reasonable option pricing inputs that the Calculation Agent determines in a commercially reasonable manner to be relevant, whether within a commercially reasonable (as determined by the Calculation Agent) period of time prior to or after such Announcement Event. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:	(w) An Announcement Date occurs in respect of a potential Merger Event (for the avoidance of doubt, determined without regard to the language in the definition of “Merger Event” following the definition of “Reverse Merger” therein) or Tender Offer or any transaction or event or series of transactions and/or events that, if consummated, would lead to a Merger Event or Tender Offer (as determined by the Calculation Agent), (x) Counterparty, a subsidiary, affiliate, agent or representative of Counterparty makes a public announcement of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include a Merger Event, Tender Offer or an Acquisition Transaction, (y) there occurs a public announcement by (1) any Valid Third-Party Entity in respect of the relevant transaction, (2) Counterparty or (3) any subsidiary, affiliate, agent or representative of Counterparty, in each case, of any potential acquisition or disposition by Counterparty and/or its subsidiaries where the aggregate consideration exceeds 35% of the market capitalization of Counterparty as of the date of such announcement (an “Acquisition Transaction”) or (z) there occurs any subsequent public announcement of a change to a transaction or intention that is the subject of an announcement of the type described in clause (w), (x) or (y) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention) (in each case, whether such announcement (and only if such announcement) is made by Counterparty, its subsidiary, affiliate, agent or representative, or a Valid Third-Party Entity) (any event described in clause (w), (x), (y) or (z), an “Announcement Event”) as determined by the Calculation Agent. For the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention. For purposes of this definition of “Announcement Event,” each of “Merger Event” and “Tender Offer” shall mean such term as defined under Section 10(y) below .

Valid Third-Party Entity:	In respect of any potential transaction, any third party that the Calculation Agent determines has a bona fide intent to enter into or consummate such transaction (it being understood and agreed that in determining whether such third party has such a bona fide intent, the Calculation Agent may take into consideration the effect of the relevant announcement by such third party on the Shares and/or options relating to the Shares).

Announcement Date:	The definition of “Announcement Date” in Section 12.1 of the Equity Definitions is hereby amended by (i) replacing the words “the first” with “any” and replacing the words “a firm” with the word “any” in the second and fourth lines thereof, (ii) replacing the word “leads to the” with the words “, if completed, would lead to a” in the third and the fifth lines thereof, (iii) replacing the words “voting shares” with the word “Shares” in the fifth line thereof, (iv) inserting the words “by Counterparty, a subsidiary, affiliate, agent or representative of Counterparty, or any Valid Third-Party Entity” after the word “announcement” in the second and the fourth lines thereof and (v) inserting the word “potential” following the words “in the case of a” at the beginning of clauses (i) and (ii) therein.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position”, (iii) replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption, effectiveness or promulgation of new regulations authorized or mandated by existing statute)” and (iv) adding the words “provided that, in the case of clause (Y) hereof where such determination is based on Dealer’s policies and procedures, such policies and procedures have been adopted by Dealer in good faith and are generally applicable in similar situations and applied in a non-discriminatory manner;” after the semi-colon in the last line thereof.

Failure to Deliver:	Applicable

Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii)  Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Not Applicable

Hedging Party:	For all applicable Additional Disruption Events, Dealer.

Following any determination or calculation by Hedging Party hereunder, upon a written request by Counterparty (which may be by email), Hedging Party will promptly (but in any event within five Exchange Business Days) provide to Counterparty by email to the email address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any quotations, market data or information from internal or external sources, and any assumptions used in making such determination or calculation), it being understood that in no event will Hedging Party be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it in making such determination or calculation or any information that is subject to an obligation not to disclose such information.

Determining Party:	For all applicable Extraordinary Events, Dealer; provided that when making any determination or calculation as “Determining Party,” Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if Determining Party were the Calculation Agent.

Following any determination or calculation by Determining Party hereunder, upon a written request by Counterparty (which may be by email), Determining Party will promptly (but in any event within five Exchange Business Days) provide to Counterparty by email to the email address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any quotations, market data or information from internal or external sources, and any assumptions used in making such determination or calculation), it being understood that in no event will Determining Party be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it in making such determination or calculation or any information that is subject to an obligation not to disclose such information.

Non-Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent.	Dealer; provided that, following the occurrence and during the continuance of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, if the Calculation Agent fails to timely make any calculation, adjustment or determination required to be made by the Calculation Agent hereunder or to perform any obligation of the Calculation Agent hereunder and such failure continues for two Exchange Business Days following notice to the Calculation Agent by Counterparty of such failure, Counterparty shall have the right to designate a nationally recognized independent equity derivatives dealer to replace Dealer as the Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent.

Following any adjustment, determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty (which may be by email), the Calculation Agent will promptly (but in any event within five Exchange Business Days) provide to Counterparty by email to the email address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such adjustment, determination or calculation (including any quotations, market data or information from internal or external sources, and any assumptions used in making such adjustment, determination or calculation), it being understood that in no event will the Calculation Agent be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it in making such adjustment, determination or calculation or any information that is subject to an obligation not to disclose such information.

All calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner.

5.	Account Details.

(a)	Account for payments to Counterparty:

To be provided by Counterparty.

Account for delivery of Shares to Counterparty:

To be provided by Counterparty.

(b)	Account for payments to Dealer:

ABA: 021000018

BIC: IRVTUS3N

Account: 8901498653

Beneficiary: Mizuho Markets Americas LLC

Account for delivery of Shares from Dealer:

To be provided by Dealer

6.	Offices.

(a)	The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

(b)	The Office of Dealer for the Transaction is: New York

7.	Notices.

(a)	Address for notices or communications to Counterparty:

IMAX Corporation
2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Attention:	Natasha Fernandes, Vice-President, Finance & Corporate Treasurer
Telephone No.:	(905) 403-6457
Email:	NFernandes@imax.com

With a copy to:

IMAX Corporation
902 Broadway, Floor 20,
New York, New York 10010
Attention:	Kenneth Weissman, General Counsel
Email:	KWeissman@imax.com

(b)	Address for notices or communications to Dealer:

Mizuho Securities USA LLC
1271 Avenue of the Americas
New York, NY 10020
Attention:	Mariano Gaut, Managing Director
Telephone:	(212) 205-7608
Email:	mariano.gaut@mizuhogroup.com

With a copy to:

Mizuho Markets Americas LLC
c/o Mizuho Securities USA LLC, as agent
1271 Avenue of the Americas
New York, NY 10020
Attention:	US Equity Derivatives Notices
Telephone:	(646) 949-9531
Email:	Derivs-EQNoticesUS@mizuhogroup.com

Notwithstanding any provisions of the Agreement, all communications relating to the Transaction, this Confirmation or the Agreement shall be transmitted exclusively through MSUSA at the address provided in Section 7(b) above.

8.	Representations and Warranties of Counterparty.

Each of the representations and warranties of Counterparty set forth in Section 3 of the Purchase Agreement (the “Purchase Agreement”) dated as of March 16, 2021 between Counterparty and J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the Initial Purchasers party thereto (the “Initial Purchasers”), are true and correct on and as of the Trade Date and the Premium Payment Date and are hereby deemed to be repeated to Dealer as if set forth herein. Counterparty hereby further represents and warrants to Dealer on the date hereof and on and as of the Premium Payment Date (or such other date as specified below) that:

(a)

Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by applicable Canadian and United States federal, provincial or state securities laws or public policy relating thereto.

(b)

In lieu of the representation set forth in Section 3(a)(iii) of the Agreement, neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the articles of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)

No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act or United States state securities laws.

(d)

Counterparty is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(e)

Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(f)	Counterparty is not, on the date hereof, aware of any material non-public information with respect to Counterparty or the Shares.

(g)

To the knowledge of Counterparty, no state or local (including any Canadian or other non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares; provided that Counterparty makes no representation or warranty regarding (i) any such requirement that is applicable generally to the ownership of, or transactions in, common equity securities of a Canadian incorporated corporation listed on the Exchange that is a reporting issuer in a Canadian province or territory by Dealer or any of its affiliates solely as a result of it or any of such affiliates being a financial institution or broker-dealer and (ii) any such requirement for the Dealer to comply with the early warning and insider reporting requirements of applicable securities laws in Canada.

(h)

Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50 million.

(i)

The assets of Counterparty do not constitute “plan assets” under the Employee Retirement Income Security Act of 1974, as amended, the Department of Labor Regulations promulgated thereunder or similar law.

(j)

As of and immediately after each of the Trade Date and the Premium Payment Date, (x) there are no reasonable grounds for believing that (a) the Counterparty is, or would after the payment of the Premium be, unable to pay its liabilities as they become due; or (b) the realizable value of the Counterparty’s assets would after the payment of the Premium be less than the aggregate of its liabilities and stated capital of all classes of shares and (y) (A) the capital of Counterparty is adequate to conduct its business, and its entry into the Transaction will not impair its capital, (B) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature,

(C) Counterparty will be able to continue as a going concern, (D) Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”) and (E) Counterparty would be able to purchase the Number of Shares with respect to the Transaction in compliance with the laws of its jurisdiction incorporation.

(k)

Counterparty acknowledges that the Transaction may constitute a purchase of its equity securities or a capital distribution. Counterparty further acknowledges that, pursuant to the provisions of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), the Counterparty will be required to agree to certain time-bound restrictions on its ability to purchase its equity securities or make capital distributions if it receives loans, loan guarantees or direct loans (as that term is defined in the CARES Act) under section 4003(b) of the CARES Act. Counterparty further acknowledges that it may be required to agree to certain time-bound restrictions on its ability to purchase its equity securities or make capital distributions if it receives loans, loan guarantees or direct loans (as that term is defined in the CARES Act) under programs or facilities established by the Board of Governors of the Federal Reserve System or the U.S. Department of Treasury for the purpose of providing liquidity to the financial system, and may be required to agree to similar restrictions under programs or facilities established in the future. Accordingly, Counterparty represents and warrants that neither it nor any of its subsidiaries has applied for, and throughout the term of this Transaction shall not apply, for a loan, loan guarantee, direct loan (as that term is defined in the CARES Act) or other investment, or to receive any financial assistance or relief (howsoever defined) under any program or facility that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) requires under applicable law (or any regulation, guidance, interpretation or other pronouncement thereunder), as a condition of such loan, loan guarantee, direct loan (as that term is defined in the Cares Act), investment, financial assistance or relief, that Counterparty or any of its subsidiaries agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty, and that it has not, as of the date specified in such condition, made a capital distribution or will not make a capital distribution (collectively, “Restricted Financial Assistance”); provided, that Counterparty may apply for Restricted Financial Assistance if Counterparty either (a) determines, based on the advice of outside counsel of national standing, that the terms of the Transaction would not cause Counterparty to fail to satisfy any condition for application for or receipt or retention of such loan, loan guarantee, direct loan (as that term is defined in the CARES Act), investment, financial assistance or relief based on the terms of the program or facility as of the date of such advice or (b) delivers to Dealer evidence of a waiver or other guidance from a governmental authority with jurisdiction for such program or facility that the Transaction is permitted under such program or facility (either by specific reference to the Transaction or by general reference to transactions with attributes of the Transaction in all relevant respects). Counterparty further represents and warrants that the Premium is not being paid, in whole or in part, directly or indirectly, with funds received under or pursuant to any program or facility, including the U.S. Small Business Administration’s “Paycheck Protection Program”, that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) requires under such applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) that such funds be used for specified or enumerated purposes that do not include the purchase of this Transaction (either by specific reference to this Transaction or by general reference to transactions with the attributes of this Transaction in all relevant respects).

(l)

Counterparty understands and acknowledges that, in the event the entering into the Transaction is construed by any securities regulatory body with competent jurisdiction as a purchase or sale of a “security” as defined in the Securities Act (Ontario) and/or the securities legislation of any other province or territory of Canada, such security will not have been qualified for distribution by way of prospectus pursuant to the Securities Act (Ontario) and/or the securities laws of any other province or territory of Canada and, therefore, could not (in the event of such construction) be sold, pledged, hypothecated, transferred or otherwise disposed of unless an exemption from the requirements thereof is available.

(m)	Counterparty is an “accredited investor” as defined in National Instrument 45-106 – Prospectus Exemptions.

(n)

The exercise or deemed exercise of any Option hereunder and the delivery of Shares to the Counterparty upon such exercise or deemed exercise of any Option hereunder (in each case whether at maturity, upon early termination or cancellation or otherwise) shall not constitute an “issuer bid” as such term is defined in National Instrument 62-104 – Take-Over Bids and Issuer Bids if the Dealer is not located or resident in a province or territory of Canada and the Dealer’s last address as shown on the books of the Counterparty is not in any province or territory of Canada.

(o)

For purposes of disclosure pursuant to the Interest Act (Canada), as amended, restated, replaced or re-enacted from time to time, the parties hereto acknowledge that the yearly rate of interest to which any rate of interest or other amount payable under this Agreement, which is to be calculated on the basis of a number of days that is less than a full calendar year, is equivalent may be determined by multiplying such rate by a fraction, the numerator of which is the actual number of days in the calendar year in which such yearly interest is to be ascertained and the denominator of which is the number of days comprising such other basis.

9.	Representation and Warranty of the Dealer.

(a)

Dealer hereby represents and warrants to Counterparty on the date hereof and on and as of the Premium Payment Date, that Dealer is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(b)	Dealer hereby represents and warrants to Counterparty on the date hereof and on and as of the Premium Payment Date, that Dealer is not resident in, or is located outside of, Canada.

10.	Other Provisions.

(a)

Opinions. On or prior to the Premium Payment Date, Counterparty shall deliver to Dealer an opinion of U.S. counsel and an opinion of Canadian counsel, each dated as of the Premium Payment Date, collectively with respect to the matters set forth in Sections 8(a) through (d) of this Confirmation, subject to customary exceptions and limitations (and, with respect to absence of conflicts with agreements or instruments, limited to those agreements and instruments filed by Counterparty as exhibits to its Form 10-K filed with the SEC, as updated by any subsequent filings). Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b)

Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than 53.3 million (in the case of the first such notice) or (ii) thereafter more than 4.6 million less than the number of Shares included in the immediately preceding Repurchase Notice; provided that Counterparty may provide Dealer advance notice on or prior to any such day, which may include the maximum number of Shares that may be repurchased under a repurchase program entered into in reliance or Rule 10b5-1(c) and the approximate period in which such purchases may occur, to the extent it expects that repurchases effected on such day may result in an obligation to deliver a Repurchase Notice (and in such case, any such advance notice shall be deemed a Repurchase Notice to the maximum extent of repurchases set forth in such advance notice as if Counterparty had executed such repurchases); provided further that, if such repurchase, or the intention to effect the same, would constitute material non-public information with respect to Counterparty or the Shares, Counterparty shall make public disclosure thereof at or prior to delivery of such Repurchase Notice. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider” or insider under applicable Canadian securities laws, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and reasonable and documented out-of-pocket expenses (including reasonable attorney’s fees of one outside counsel in each relevant jurisdiction), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other out-of-pocket expenses incurred (and supported by invoices or other documentation setting forth in reasonable detail such expenses) in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable to the extent that the Indemnified Person fails to notify Counterparty within a commercially reasonable period of time after any action is commenced against it in respect of which indemnity may be sought hereunder (it being understood that any such notice delivered within 30 calendar days of the commencement of any such action shall be deemed to have been delivered within a commercially reasonable period of time for such purpose), but only to the extent that Counterparty is materially prejudiced by such failure to provide such notice. In addition, Counterparty shall not have liability for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. Counterparty shall not be liable for any losses, claims, damages or liabilities (or expenses relating thereto) of any Indemnified Person that result from the bad faith, gross negligence, willful misconduct or fraud of such Indemnified Person (in each case, as conclusively determined by a court of competent jurisdiction in a final and non-appealable judgment). If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)

Regulation M. Counterparty is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.

(d)

No Manipulation. Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act or applicable Canadian securities laws.

(e)	Transfer or Assignment.

(i)

Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose that are generally applicable in similar situations (if any) and applied in a non-discriminatory manner, including but not limited, to the following conditions:

(A)

With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 10(b) or any obligations under Section 10(o) or 10(t) of this Confirmation;

(B)

Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended (the “Code”) or that is a resident of Canada for purposes of the Income Tax Act (Canada) and any applicable tax treaty or convention;

(C)

Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable Canadian and United States securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable Canadian and United States securities laws) and execution of any documentation and delivery of legal opinions with respect to applicable Canadian and United States securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Dealer;

(D)

Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment, nor receive from the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement that is less than the amount that Dealer would have received from Counterparty in the absence of such transfer and assignment;

(E)	An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F)

Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G)	Counterparty shall be responsible for all commercially reasonable costs and expenses, including commercially reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(ii)

Dealer may, (A) without Counterparty’s consent, transfer or assign (a “Transfer”) all or any part of its rights or obligations under the Transaction to any affiliate or branch of Dealer who is not resident in, or is located outside of, Canada (1) that has a rating for its long term, unsecured and unsubordinated indebtedness that is equal to or better than Dealer’s credit rating at the time of such Transfer, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer or Dealer’s ultimate parent, provided that, (i) under the applicable law effective on the date of such transfer or assignment, (1) Counterparty will not, as a result of such transfer or assignment, be required to pay the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Counterparty would have been required to pay to Dealer in the absence of such transfer or assignment and (2) Counterparty will not, as a result of such transfer or assignment, receive from the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement that is less than the amount that Counterparty would have received from Dealer in the absence of such transfer or assignment and (ii) Dealer shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Counterparty to permit Counterparty to determine that results described in clause (i) of this proviso will not occur upon or after such transfer or assignment or (B) with Counterparty’s consent (which consent will not be unreasonably withheld) to any other third party with a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the lesser of (1) the credit rating of Dealer at the time of the Transfer and (2) BBB+ by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or Baa1 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer; provided that such transferee is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended); and provided further that Dealer shall provide prompt written notice to Counterparty following any such Transfer. If at any time at which (A) the Section 16 Percentage exceeds 7.5%, (B) the Option Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that (after giving effect to such transfer or assignment and any resulting change in Dealer’s commercially reasonable Hedge Positions) no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that (after giving effect to such transfer or assignment and any resulting change in Dealer’s commercially reasonable Hedge Positions) following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 10(m) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could reasonably be expected to give rise to reporting or registration obligations (except for any filing requirements on Form 13F, Schedule 13D or Schedule 13G under the Exchange Act, in each case, as in effect on the Trade Date) or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could reasonably be expected to result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(iii)

Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates located outside of Canada (each, a “Dealer Designated Affiliate”) to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations; provided, that, to the extent applicable, such Dealer Designated Affiliate shall comply with the provisions of the Transaction in the same manner as Dealer would have been required to comply. Dealer shall be discharged of its obligations to Counterparty to the extent such Dealer Designated Affiliate fully performs the obligations designated by Dealer to such Dealer Designated Affiliate under this Section 10(e)(iii).

(f)

Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s commercially reasonable hedging activities hereunder, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(i)

in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to the Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(ii)

the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and

(iii)

if the Net Share Settlement terms or the Combination Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Net Share Settlement terms or the Combination Settlement terms, as the case may be, will apply on each Staggered Settlement Date, except that the Shares otherwise deliverable on such Nominal Settlement Date will be allocated among such Staggered Settlement Dates as specified by Dealer in the notice referred to in clause (i) above.

(g)	Role of Agent.

(i)

MSUSA received or will receive other remuneration from MMA in relation to this Confirmation and the Transaction hereunder. The amount and source of such other remuneration will be furnished upon written request.

(ii)

Counterparty understands and agrees that MSUSA will act as agent for MMA with respect to the Transaction and has no obligation, by way of issuance, endorsement, guarantee or otherwise with respect to the performance of either party under the Transaction. MSUSA shall have no responsibility or personal liability to Counterparty arising from any failure by MMA to pay or perform any obligations hereunder or to monitor or enforce compliance by MMA or Counterparty with any obligation hereunder, including, without limitation, any obligations to maintain collateral. MSUSA is so acting solely in its capacity as agent for MMA pursuant to instructions from MMA. Each of MMA and Counterparty agrees to proceed solely against the other to collect or recover any securities or monies owing to it in connection with or as a result of the Transaction.

(h)

Extraterritoriality Acknowledgment. Dealer and Counterparty acknowledge that Dealer is not organized under the laws of Canada and that it is the intent of the parties that any purchase of securities by Dealer and its affiliates in relation to the Transaction is expected to be conducted in the United States public markets or otherwise outside of each province and territory of Canada.

(i)	Additional Termination Events.

(i)

Notwithstanding anything to the contrary in this Confirmation, upon any Early Conversion in respect of which a “Notice of Conversion” (as defined in the Indenture) that is effective as to Counterparty has been delivered by the relevant converting Holder:

(A)

Counterparty shall, within five Scheduled Trading Days of the “Conversion Date” (as defined in the Indenture) for such Early Conversion, provide written notice (an “Early Conversion Notice”) to Dealer specifying the number of Convertible Notes surrendered for conversion on such Conversion Date (such Convertible Notes, the “Affected Convertible Notes”) and the anticipated settlement date, and the giving of such Early Conversion Notice shall constitute an Additional Termination Event as provided in this clause (i);

(B)

upon receipt of any such Early Conversion Notice, Dealer shall designate an Exchange Business Day as an Early Termination Date (which Exchange Business Day shall correspond to a settlement date in respect of the Affected Number of Options (as defined below) that occurs on or as promptly as reasonably practicable after the related conversion settlement date for the Affected Convertible Notes for such Early Conversion) with respect to the portion of the Transaction corresponding to a number of Options (the “Affected Number of Options”) equal to the lesser of (x) the number of Affected Convertible Notes and (y) the Number of Options as of the Conversion Date for such Early Conversion;

(C)

any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the Affected Number of Options, (y) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (z) the terminated portion of the Transaction were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 10(m) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this Section 10(i)(i)(C) as if, solely for the purpose of electing the settlement method, Counterparty were not the Affected Party); provided that the amount payable with respect to such termination shall not be greater than (1) the Applicable Percentage, multiplied by (2) the Affected Number of Options, multiplied by (3) (x) the sum of (i) the amount of cash paid (if any) and (ii) the number of Shares delivered (if any) to the Holder (as such term is defined in the Indenture) of an Affected Convertible Note upon conversion of such Affected Convertible Note, multiplied by the Applicable Limit Price on the settlement date for the conversion of such Affected Convertible Note, minus (y) USD 1,000.

(D)

for the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement, the Calculation Agent shall assume that (x) the relevant Early Conversion and any conversions, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred, (y) no adjustments to the Conversion Rate have occurred pursuant to any Excluded Provision and (z) the corresponding Convertible Notes remain outstanding until their final maturity date; and

(E)	the Transaction shall remain in full force and effect, except that, as of the Conversion Date for such Early Conversion, the Number of Options shall be reduced by the Affected Number of Options.

(ii)

Notwithstanding anything to the contrary in this Confirmation if an event of default with respect to Counterparty occurs under the terms of the Convertible Notes as set forth in Section 7.01 of the Indenture and such event of default results in the Convertible Notes being accelerated and declared due and payable, then such event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement (which Early Termination Date shall be on or as promptly as reasonably practicable after Dealer becomes aware of the occurrence of such acceleration).

(iii)

Within five Scheduled Trading Days following any Repayment Event (as defined below), Counterparty (x) in the case of a Repayment Event resulting from the repurchase of any Convertible Notes by Counterparty upon the occurrence of a “Fundamental Change” (as defined in the Indenture), shall notify Dealer in writing of such Repayment Event and (y) in the case of a Repayment Event not described in clause (x) above, may notify Dealer in writing of such Repayment Event, in each case, including the aggregate principal amount of Convertible Notes (the “Repayment Convertible Notes”) subject to such Repayment Event (any such notice, a “Repayment Notice”); provided that no such Repayment Notice described in clause (y) above shall be effective unless it contains the representation by Counterparty set forth in Section 8(f) as of the date of such Repayment Notice. The receipt by Dealer from Counterparty of any Repayment Notice shall constitute an Additional Termination Event as provided in this Section 10(i)(iii). Upon receipt of any such Repayment Notice, Dealer shall designate an Exchange Business Day following receipt of such Repayment Notice as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Repayment Options”) equal to the lesser of (A) the aggregate principal amount of such Convertible Notes specified in such Repayment Notice, divided by USD 1,000, and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repayment Options. Any payment hereunder with respect to such termination (the “Repayment Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Repayment Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction; provided that in the event of a Repayment Event pursuant to Section 4.02 of the Indenture or Section 4.03 of the Indenture, the Repayment Unwind Payment shall not be greater than (x) the number of Repayment Options multiplied by (y) the product of (A) the Applicable Percentage and (B) the excess, if any, of (I) the amount paid by the Counterparty per Convertible Note pursuant to the relevant sections of the Indenture over (II) USD 1,000. “Repayment Event” means that (i) any Convertible Notes are repurchased or redeemed (whether in connection with or as a result of a fundamental change, howsoever defined, or for any other reason) by Counterparty or any of its subsidiaries, (ii) any Convertible Notes are delivered to Counterparty or any of its subsidiaries in exchange for delivery of any property or assets of such party (howsoever described), (iii) any principal of any of the Convertible Notes is repaid prior to the final maturity date of the Convertible Notes (for any reason other than as a result of an acceleration of the Convertible Notes that results in an Additional Termination Event pursuant to Section 10(i)(ii)), or (iv) any Convertible Notes are exchanged by or for the benefit of the “Holders” (as defined in the Indenture) thereof for any other securities of Counterparty or any of its subsidiaries (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction. For the avoidance of doubt, any conversion of Convertible Notes (whether into cash, Shares, “Reference Property” (as defined in the Indenture) or any combination thereof) pursuant to the terms of the Indenture shall not constitute a Repayment Event.

(iv)

Notwithstanding anything to the contrary in this Confirmation, the occurrence of an Amendment Event shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement. “Amendment Event” means that Counterparty amends, modifies, supplements, waives or obtains a waiver in respect of any term of the Indenture or the Convertible Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Notes (including changes to the conversion rate, conversion rate adjustment provisions, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes to amend (other than, in each case, any amendment or supplement (x) pursuant to Section 8.01(I) of the Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of Convertible Notes in the Offering Memorandum or (y) pursuant to Section 5.09 of the Indenture), in each case, without the consent of Dealer (such consent not to be unreasonably withheld or delayed).

(j)	Amendments to Equity Definitions.

(i)

Solely in respect of adjustments to the Cap Price pursuant to Section 10(y), Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “that may have a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “that is the result of a corporate event involving the Issuer or its securities that has a material economic effect on the Shares or options on the Shares; provided that such event is not based on (a) an observable market, other than the market for Issuer’s own stock or (b) an observable index, other than an index calculated and measured solely by reference to Issuer’s own operations.”

(i)

Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) inserting “(1)” immediately following the word “means” in the first line thereof and (2) inserting immediately prior to the semi-colon at the end of subsection (B) thereof the following words: “or (2) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer; provided that the period for dismissal, discharge, stay or restraint therein shall be increased from within 15 days to within 30 days.”

(ii)

Without derogating from the provisions of Section 5(b)(i) of the Agreement, Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(k)

Setoff. Neither party shall have the right to set off any obligation that it may have to the other party under the Transaction against any obligation such other party may have to it, whether arising under the Agreement, this Confirmation or any other agreement between the parties hereto, by operation of law or otherwise and each party hereby waives any such right to setoff.

(l)

Adjustments. For the avoidance of doubt, whenever the Hedging Party, Determining Party or Calculation Agent is required or permitted to make a calculation, adjustment, determination or election pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event (other than on adjustments made by reference to the Indenture), the Hedging Party, Determining Party or Calculation Agent shall make such adjustment in a commercially reasonable manner by reference to the effect of such event on Dealer, assuming that Dealer maintains a commercially reasonable hedge position.

(m)

Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) an Announcement Event, a Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), and if Dealer would owe any amount to Counterparty pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the date of the Announcement Event, Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Counterparty remakes the representation set forth in Section 8(f) as of the date of such election and (c) Dealer agrees, in its commercially reasonable discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) and Section 6(e) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:	If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable, in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its reasonable discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent in a commercially reasonable manner. If such Nationalization, Insolvency, or Merger Event involves a choice of Exchange Property to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable.

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (as modified above) of the Equity Definitions and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that Share Termination Alternative is applicable to the Transaction.

(n)

Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(o)

Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on the advice of counsel, the Shares (“Hedge Shares”) acquired by Dealer for the purpose of effecting a commercially reasonable hedge of its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement customary for a registered secondary offering of a similar size in respect of a similar issuer; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of a similar size in respect of a similar issuer, in form and substance reasonably satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its commercially reasonable judgment, to compensate Dealer for any commercially reasonable discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement) provided that no “comfort letter” or accountants’ consent shall be required to be delivered in connection with any private placements, or (iii) purchase the Hedge Shares from Dealer at the then-current market price on such Exchange Business Days, and in the amounts and at such time(s), reasonably requested by Dealer.

(p)

Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(q)

Right to Extend. Dealer may postpone or add, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Options hereunder, if Dealer reasonably determines, in the case of clause (i), in its commercially reasonable judgment or, in the case of clause (ii), based on advice of counsel, that such action is reasonably necessary or appropriate (i) to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the stock loan market or other relevant market or (ii) to enable Dealer to effect transactions with respect to Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures adopted by Dealer in good faith so long as such policies and procedures are generally applicable in similar situations and applied in a non-discriminatory manner; provided that no such Valid Day or other date of valuation, payment or delivery may be postponed or added more than 40 Valid Days after the original Valid Day or other date of valuation, payment or delivery, as the case may be.

(r)

Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of common shareholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(s)

Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code. The parties intend for the Confirmation and the Transaction to constitute an “eligible financial contract” as such term is defined in the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and the Winding Up and Restructuring Act (Canada), each as amended, restated, replaced or re-enacted from time to time.

(t)	Notice of Certain Other Events. Counterparty covenants and agrees that:

(i)

promptly following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, Counterparty shall give Dealer written notice of the weighted average of the types and amounts of consideration received by holders of Shares upon consummation of such Merger Event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such Merger Event is consummated; and

(ii)

(A) Counterparty shall give Dealer commercially reasonable advance (but in no event less than one Exchange Business Day) written notice of the section or sections of the Indenture and, if applicable, the formula therein, pursuant to which any adjustment will be made to the Convertible Notes in connection with any Potential Adjustment Event, Merger Event or Tender Offer and (B) promptly following any such adjustment, Counterparty shall give Dealer written notice of the details of such adjustment.

(u)

Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(v)

Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Counterparty shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty.

(w)

Early Unwind. In the event the sale of the “Underwritten Securities” (as defined in the Purchase Agreement) is not consummated with the Initial Purchasers for any reason, or Counterparty fails to deliver to Dealer opinions of counsel as required pursuant to Section 10(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer and Counterparty represents and acknowledges to the other that, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(x)

Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(y)

Other Adjustments Pursuant to the Equity Definitions. Notwithstanding anything to the contrary in this Confirmation, solely for the purpose of adjusting the Cap Price, the terms “Potential Adjustment Event,” “Merger Event,” and “Tender Offer” shall each have the meanings assigned to such term in the Equity Definitions (as amended by Section 10(j)(i)); provided that Section 12.1(d) of the Equity Definitions is hereby amended by replacing “10%” with “20%” in the third line thereof, and upon the occurrence of a Merger Date, the occurrence of a Tender Offer Date, or declaration by Counterparty of the terms of any Potential Adjustment Event, respectively, as such terms are defined in the Equity Definitions, the Calculation Agent shall determine in a commercially reasonable manner whether such occurrence or declaration, as applicable, has had a material economic effect on the Transactions and, if so, shall adjust the Cap Price to preserve the fair value of the Options (including adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares as determined by the Calculation Agent in a commercially reasonable manner, but, for the avoidance of doubt, solely in the case of Section 11.2(e)(i), (ii)(A)

and (iv), no adjustments will be made to account for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares); provided that in no event shall the Cap Price be less than the Strike Price; provided further that, if no adjustment to the Cap Price will preserve such fair value of the Options, Cancellation and Payment will be deemed to apply and any payment to be made by one party to the other shall be calculated in accordance with Section 12.7 of the Equity Definitions, and the Calculation Agent shall determine the amount of such payment as if “Calculation Agent Determination” applied to the Option Transaction; provided further that (i) any adjustment to the Cap Price made pursuant to this Section 10(y) shall be made without duplication of any other adjustment hereunder (including, for the avoidance of doubt, adjustment made pursuant to the provisions opposite the captions “Method of Adjustment,” “Consequences of Merger Events / Tender Offers” and “Consequence of Announcement Events” in Section 3 above); provided further that any Share repurchases by Counterparty, whether pursuant to Rule 10b-18 of the Exchange Act, Rule 10b5-1 of the Exchange Act or pursuant to forward contracts or accelerated stock repurchase contracts or similar derivatives transactions on customary terms, at prevailing market prices, volume-average weighted prices or discounts thereto shall not be considered Potential Adjustment Events, to the extent that (x) the aggregate number of Shares so repurchased during any twelve-month period during the term of the Transaction would not exceed 20% of the number of Shares outstanding as of the Trade Date, and (y) the aggregate number of Shares repurchased during the term of the Transaction pursuant to forward contracts or accelerated stock repurchase contracts or similar derivatives transactions would not exceed 25% of the number of Shares outstanding as of the Trade Date, in each case as determined by Calculation Agent.

(z)

Delivery of Tax Certificates. For purposes of Section 4(a)(i) and (ii) of the Agreement, Counterparty shall have delivered to Dealer a properly completed Internal Revenue Service Form W-8BENE (or successor thereto) and Dealer agrees to deliver to Counterparty a complete and duly executed Internal Revenue Service Form W-9 (or successor thereto). Such forms shall be delivered (i) upon execution and delivery of this Confirmation, (ii) upon reasonable request by the other party and (iii) promptly upon learning that any such tax form previously provided by it has become obsolete or incorrect.

(aa)

Withholding Tax Imposed on Payments to Non-U.S. Counterparties under the United States Foreign Account Tax Compliance Act. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to FATCA (a “FATCA Withholding Tax”). “FATCA” is defined as Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code. For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(bb)

Incorporation of ISDA 2015 Section 871(m) Protocol Provisions. To the extent that either party to the Agreement with respect to this Transaction is not an adhering party to the ISDA 2015 Section 871(m) Protocol published by the International Swaps and Derivatives Association, Inc. on November 2, 2015 and available at www.isda.org, as may be amended, supplemented, replaced or superseded from time to time (the “871(m) Protocol”), the parties agree that the provisions and amendments contained in the Attachment to the 871(m) Protocol are incorporated into and apply to the Agreement with respect to this Transaction as if set forth in full herein. The parties further agree that, solely for purposes of applying such provisions and amendments to the Agreement with respect to this Transaction, references to “each Covered Master Agreement” in the 871(m) Protocol will be deemed to be references to the Agreement with respect to this Transaction, and references to the “Implementation Date” in the 871(m) Protocol will be deemed to be references to the Trade Date of this Transaction.

(cc)	Payee Tax Representations. For purposes of Section 3(f) of the Agreement, each party makes the following representations, as applicable:

Counterparty represents that it is (i) a resident of Canada for purposes of the Income Tax Act (Canada) and the Canada-US Income Tax Convention, 1980 and (ii) a “foreign person” (as that term is used in Section 1.6041-4(a)(4) of the United States Treasury Regulations) for U.S. federal income tax purposes.

Dealer is a U.S. limited liability company organized under the laws of the State of Delaware. For U.S. Federal income tax purposes, it is a Disregarded Entity of Mizuho Americas LLC, a limited liability company organized under the laws of the State of Delaware. For U.S. Federal income tax purposes, Mizuho Americas LLC has elected to be classified as a corporation. Dealer is a non-resident of Canada for purposes of the Income Tax Act (Canada) and the Canada-US Income Tax Convention, 1980.

(dd)

U.S. Resolution Stay Protocol. The parties acknowledge and agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Protocol Covered Agreement, the Dealer shall be deemed a Regulated Entity and Counterparty shall be deemed an Adhering Party; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Covered Agreement, Dealer shall be deemed a Covered Entity and Counterparty shall be deemed a Counterparty Entity; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. GSIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of the Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between the Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “the Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Dealer replaced by references to the covered affiliate support provider.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

(ee)	MMA hereby provides notice that the Securities Investor Protection Act of 1970 does not protect Counterparty and MMA is not a member of the Securities Investor Protection Corporation.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Dealer the fully executed Confirmation via e-mail.

Very truly yours,

MIZUHO MARKETS AMERICAS LLC

By:	/s/ Adam Hopkins
Name: Adam Hopkins
Title: Authorized Signatory

MIZUHO SECURITIES USA LLC,
acting solely as Agent in connection with this Confirmation

By:	/s/ Mariano Gaut
Name: Mariano Gaut
Title: Managing Director

Accepted and confirmed as of the Trade Date:

IMAX Corporation

By:	/s/ Patrick McClymont
Authorized Signatory
Name:	Patrick McClymont

By:	/s/ Robert D. Lister
Authorized Signatory
Name:	Robert D. Lister

[Signature Page to Base Capped Call Confirmation]

Schedule 1

Guaranty

Guaranty, dated as of [    ], [    ] by Mizuho Bank, Ltd., a banking corporation organized and existing under the laws of Japan (the “Guarantor”), in favor of [ ] (the “Counterparty”).

1. Guaranty. In connection with certain equity derivative transactions by and between Mizuho Markets Americas LLC (“Mizuho Obligor”), a wholly-owned subsidiary of the Guarantor, and the Counterparty and related terms evidenced by a trade confirmation dated on or about [    ], [    ] (together with any Additional Confirmations, the “Confirmation”), the Guarantor hereby unconditionally and irrevocably guaranties to the Counterparty, its successors and assigns the prompt payment when due, subject to any applicable grace period under such Confirmation(s), of all present and future obligations and liabilities of all kinds of Mizuho Obligor to the Counterparty arising out of such Confirmations (the “Obligations”). Capitalized terms used and not otherwise defined in this Guaranty shall have in this Guaranty the respective meanings provided for them in the relevant Confirmation.

2. Absolute Guaranty. The Guarantor’s obligations hereunder shall not be affected by the genuineness, validity or enforceability of the Obligations or any instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Obligations which might vary the risk of the Guarantor or otherwise constitute a defense to this Guaranty. Further, the Guarantor shall not be discharged, nor shall its liability be affected, by any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor. The Counterparty makes no representation or warranty in respect of any such circumstance and has no duty or responsibility whatsoever to the Guarantor in respect of the management and maintenance of the Obligations or any collateral therefor. The Counterparty shall not be obligated to file any claim relating to the Obligations in the event that Mizuho Obligor becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Counterparty so to file shall not affect the Guarantor’s obligations hereunder. This Guaranty constitutes a guaranty of payment when due and not of collection. In the event that any payment by Mizuho Obligor or the Guarantor in respect of any Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder in respect of such Obligations as if such payment had not been made.

3. Consents, Waivers and Renewals. The Guarantor agrees that the Counterparty may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of the Guarantor, extend the time of payment of, exchange or surrender any collateral for, or renew any of the Obligations, and may also make any agreement with Mizuho Obligor or with any other party to or person liable on any of the Obligations, or interested therein, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Counterparty and Mizuho Obligor or any such other party or person, without in any way impairing or affecting this Guaranty. The Guarantor agrees that the Counterparty may resort to the Guarantor for payment of any of the Obligations, whether or not the Counterparty shall have resorted to any collateral security, or shall have proceeded against any other obligor principally or secondarily obligated with respect to any of the Obligations.

4. Expenses. The Guarantor agrees to pay on demand all out-of-pocket expenses, including without limitation the reasonable fees and disbursements of Counterparty’s counsel, in any way relating to the enforcement or protection of the rights of the Counterparty hereunder; provided, that the Guarantor shall not be liable for any expenses of the Counterparty if no payment under this Guaranty is due.

5. Subrogation. The Guarantor shall not exercise any rights which it may acquire by way of subrogation in consequence of its payment of any of the Obligations until all the Obligations shall have been paid in full. If any amount shall be paid to the Guarantor in violation of the preceding sentence, such amount shall be held in trust for the benefit of the Counterparty and shall forthwith be paid to the Counterparty to be credited and applied to the Obligations, whether matured or unmatured. Subject to the foregoing, upon payment of all the Obligations, the Guarantor shall be subrogated to the rights of the Counterparty against Mizuho Obligor, and the Counterparty agrees to take at the Guarantor’s expense such steps as the Guarantor may reasonably request to implement such subrogation.

6. Continuing Guaranty. This Guaranty is absolute and unconditional and shall remain in full force and effect and be binding upon the Guarantor, its successors and assigns until all the Obligations have been satisfied in full. If any of the present or future Obligations are guaranteed by persons, partnerships or corporations in addition to the Guarantor, the death, release or discharge, in whole or in part, or the bankruptcy, liquidation or dissolution of one or more of them shall not discharge or affect the liabilities of the Guarantor under this Guaranty.

7. No Waiver; Cumulative Rights. No failure on the part of the Counterparty to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Counterparty of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Counterparty or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Counterparty from time to time.

8. Waiver of Notice. The undersigned waives notice of the acceptance of this Guaranty, presentment to or demand of payment from anyone whomsoever liable upon any of the Obligations, presentment, promptness, diligence, order, notice of nonpayment by Mizuho Obligor, demand, notice of dishonor, protest, notice of any sale of collateral security and all other notices whatsoever.

9. Representations and Warranties.

(a)	The Guarantor is a Japanese corporation duly organized, validly existing and in good standing under the laws of Japan and has full corporate power to execute, deliver and perform this Guaranty.

(b)

The execution, delivery and performance of this Guaranty have been and remain duly authorized by all necessary corporate action and do not contravene any provision of the Guarantor’s certificate of incorporation or By-laws, as amended to date, or any law, regulation, rule, decree, order, judgement or contractual restriction binding on the Guarantor or its assets.

(c)

All consents, licenses, clearances, authorizations and approvals of, and registrations and declarations with, any governmental authority or regulatory body necessary for the due execution, delivery and performance of this Guaranty have been obtained and remain in full force and effect and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Guaranty.

(d)

This Guaranty constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

10. Assignment. Neither the Guarantor nor the Counterparty may assign its rights or interests or delegate its obligations hereunder to any other person without the prior written consent of the Guarantor or the Counterparty, as the case may be; provided, however, that the Counterparty may assign its rights, interests and obligations hereunder to an assignee or transferee to which it has transferred its interests and obligations under the Confirmation pursuant to the terms thereof.

11. Governing Law and Jurisdiction. (a) THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WITHIN SUCH STATE, WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE.

(b) Section 13(b) of the Agreement (as defined in the Confirmation) is hereby incorporated in this Guaranty by reference. For purposes of interpreting such Section as incorporated herein, the words “this Agreement” in such Section shall be deemed to refer to this Guaranty, the words “each party” in line two of such Section shall be deemed to refer to the Guarantor and the words “either party” in line eleven of such Section shall be deemed to refer to the Counterparty.

(c) The Guarantor irrevocably consents to service of process given in the manner provided for notices in Section 14 of this Guaranty. Nothing in this Guaranty will affect the right of the Counterparty to serve process in any other manner permitted by law.

12. Taxes. Section 2(d) of the Agreement is hereby incorporated in this Guaranty by reference. For purposes of interpreting such Section as incorporated herein, (i) the words “this Agreement” in such Section shall be deemed to refer to this Guaranty, (ii) any references in such Section to defined terms shall have the same meanings as defined in the Agreement, except that for purposes hereof (A) all references in such defined terms to the words “this Agreement” shall be deemed to be references to the word “Guaranty”, and (B) the references in such defined terms to the words “or a Credit Support Document” shall be deemed to be deleted, (iii) the words “Section 2(d)” in such Section shall be deemed to refer to such Section as incorporated herein, (iv) other references in such Section to Sections of the Agreement shall continue to refer to such Sections and (v) “X” in such Section shall be deemed to refer to the Guarantor and “Y” in such Section shall be deemed to refer to the Counterparty.

13. Contractual Currency. Section 8 of the Agreement is hereby incorporated in this Guaranty by reference. For purposes of interpreting such Section as incorporated herein, the words “this Agreement” in such Section shall be deemed to refer to this Guaranty and the words “Section 8” in such Section shall refer to such Section as incorporated herein; provided, however, that in line two of Section 8(a) of the Agreement, the words “this Agreement” shall continue to refer to the Agreement.

14. Notices. Section 12 of the Agreement is hereby incorporated in this Guaranty by reference. For purposes of interpreting such Section as incorporated herein, (a) the words “this Agreement” in such Section shall be deemed to refer to this Guaranty and (b) the address and numbers of the Guarantor described in line three of Section 12(a) of the Agreement shall be deemed to be the following:

Mizuho Bank, Ltd.

Global Markets Coordination Department

Otemachi Tower, 1-5-5, Otemachi, Chiyoda-ku,

Tokyo, Japan 100-8176

Attention: Mitsuhisa Hirose

Facsimile number:	(813) 3211-5848
Telephone number:	(813) 6838-6258

IN WITNESS WHEREOF, the Guarantor has executed this Guaranty on the date specified below with effect from the date specified on the first page of this Guaranty.

MIZUHO BANK, LTD.

By:
Name:	Hiroshi Minegishi
Title:	Joint General Manager
Global Markets Coordination Department
Mizuho Bank, Ltd.